Consent of Independent Registered Public Accounting Firm

The Board of Directors
Eldorado Gold Corporation

We consent to the use of our report dated February 25, 2021, on the consolidated financial statements of Eldorado Gold Corporation, which comprise the consolidated statements of financial position as of December 31, 2020 and December 31, 2019, the related consolidated statements of operations, comprehensive income (loss), cash flows, and changes in equity for each of the years in the two-year period ended December 31, 2020, and the related notes, and our report dated February 25, 2021 on the effectiveness of internal control over financial reporting as of December 31, 2020, which is incorporated by reference herein in the Registration Statement on Form S-8 dated December 20, 2021 of Eldorado Gold Corporation.

/s/ KPMG LLP

Chartered Professional Accountants

December 20, 2021
Vancouver, Canada